Exhibit 10.1
EXECUTION VERSION

CONFIDENTIAL
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
AGILYSYS NV, LLC
AGILYSYS DE, INC.
AND
IG MANAGEMENT COMPANY, INC.
Dated as of June 1, 2007

-i-

TABLE OF CONTENTS
(Continued)

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TABLE OF CONTENTS
(Continued)

-iii-

Index of Defined Terms

Page

“include,” “includes” and “including”	54
Acquisition Proposal	39
Agreement	1
Certificate of Merger	2
Certificates	8
Closing	2
Closing Date	2
Code	9
Company	1
Company Balance Sheet	15
Company Benefit Plans	23
Company Business	18
Company Capital Stock	3
Company Charter Documents	11
Company Common Stock	3
Company Disclosure Letter	10
Company Indemnified Liabilities	43
Company Indemnified Parties	43
Company Indemnified Proceedings	43
Company Intellectual Property	18
Company IP Contract	18
Company Material Contract	27
Company Options	3
Company Participants	41
Company Permits	22
Company Preferred Stock	3
Company Products	19
Company Registered Intellectual Property	19
Company Series A Preferred Stock	4
Company Series B Preferred Stock	4
Company Series C Preferred Stock	4
Company Stockholder	55
Company Stockholder Notice	39
Confidentiality Agreement	40

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Page

Contract	12
Controlled Group Affiliate	24
Credit Agreement	3
D&O Policy	44
Delaware Law	1
DGCL	8
Dissenting Shares	8
Effective Time	2
Employee	23
Employee Retention and Participation Plan Payout	4
End Date	50
Environmental Laws	26
ERISA	23
Financial Statements	15
GAAP	15
Governmental Entity	15
Hazardous Materials	26
HSR Act	15
Intellectual Property	19
International Employee Plan	24
Knowledge	54
Leased Real Property	25
Leases	26
Legal Requirements	13
Lenders	3
Liens	11
Material Adverse Effect	54
Merger	2
Merger Sub	1
Necessary Consents	15
Parent	1
Parent Disclosure Letter	33
Participating Amount	4
Participating Consideration	4
Payment Agent	8
Permits	22
Permitted Liens	11
Person	55
Registered Intellectual Property	19
Series A Preference	4
Series B Preference	4

-ii-

Page

Series C Preference	4
Solvent	35
Stockholder Approval	1
Subsidiary	11
Subsidiary Charter Documents	11
Surviving Corporation	2
Tax Returns	17
the business of	54
Total Consideration	4
Total Merger Consideration	4
Total Outstanding Series A Preferred Shares	5
Total Outstanding Series B Preferred Shares	5
Total Outstanding Series C Preferred Shares	5
Total Outstanding Shares	5
Total Series A Preference	5
Total Series B Preference	6
Total Series C Preference	6
Transaction Costs	52

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AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 1, 2007, by and among Agilysys NV, LLC, a Delaware limited liability company (“Parent”), Agilysys DE, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and IG Management Company, Inc., a Delaware corporation (the “Company”).
RECITALS
     A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.
     B. Agilysys, Inc., an Ohio corporation and the sole member of Agilysys NV, LLC has executed and delivered concurrently with this Agreement and as consideration for the Company’s entering into this Agreement, a commitment letter for the benefit of the Company and its stockholders obligating Agilysys, Inc. to make on behalf of Parent or to cause Parent to make the payments specified and required of Parent pursuant to the terms hereof.
     C. The respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of the laws of the state of Delaware (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1).
     D. Promptly following the execution and delivery of this Agreement, stockholders of the Company representing the requisite number of shares of each class of the Company’s capital stock will, through an action by written consent (the “Stockholder Approval”), adopt this Agreement.
     E. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, including Section 259 of the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is “IG Management Company, Inc.” and the

Certificate of Incorporation shall be amended so as to comply with Section 5.7(b). At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws; provided, however, that at the Effective Time, if necessary, the Bylaws shall be amended so as to comply with Section 5.7(b).
     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.
     1.6 Payment of Total Consideration; Effect on Capital Stock.
          (a) Definitions. For purposes of this Agreement, the following terms shall have the following definitions.
               (i) “Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.
               (ii) “Company Common Stock” shall mean shares of the Common Stock, par value $0.01 per share, of the Company.
               (iii) “Credit Agreement” means that certain Credit Agreement, dated as of December 29, 2004, as amended, by and among the Company, InfoGenesis, a California corporation and wholly-owned subsidiary of the Company, the lenders that are signatories thereto (the “Lenders”), and Wells Fargo Foothill, Inc., as the arranger and administrative agent for the Lenders.
               (iv) “Company Options” shall mean all issued and outstanding options (including commitments to grant options but excluding Company Preferred Stock) to purchase or otherwise acquire Company Common Stock, whether or not vested, held by any person or entity, each of whom is listed on Section 2.2(b) of the Company Disclosure Letter.
               (v) “Company Preferred Stock” shall mean shares of Company Series A Preferred Stock, Company Series B Preferred Stock, and Company Series C Preferred Stock, taken together.

               (vi) “Company Series A Preferred Stock” shall mean shares of Series A Preferred Stock, par value $0.01 per share, of the Company.
               (vii) “Company Series B Preferred Stock” shall mean shares of Series B Preferred Stock, par value $0.01 per share, of the Company.
               (viii) “Company Series C Preferred Stock” shall mean shares of Series C Preferred Stock, par value $0.01 per share, of the Company.
               (ix) “Employee Retention and Participation Plan Payout” shall mean an amount of cash payable in accordance with the Company’s Employee Retention and Participation Plan approved May 31, 2007 by the Company’s Board of Directors and as set forth on Schedule 1.6(a)(ix).
               (x) “Participating Consideration” shall mean that amount of cash remaining after subtracting the Total Series A Preference, the Total Series B Preference and the Total Series C Preference from the Total Merger Consideration.
               (xi) “Participating Amount” shall mean an amount of cash per share equal to the quotient obtained by dividing (A) the Participating Consideration by (B) the Total Outstanding Shares.
               (xii) “Series A Preference” shall mean an amount of cash payable with respect to each share of Company Series A Preferred Stock in accordance with Article IV, Section 2 of the Company’s Amended and Restated Certificate of Incorporation.
               (xiii) “Series B Preference” shall mean an amount of cash payable with respect to each share of Company Series B Preferred Stock in accordance with Section 4 of the Company’s Certificate of Designations, Preferences and Rights of Series B Preferred Stock.
               (xiv) “Series C Preference” shall mean an amount of cash payable with respect to each share of Company Series B Preferred Stock in accordance with Section 4 of the Company’s Certificate of Designations, Preferences and Rights of Series C Preferred Stock.
               (xv) “Total Consideration” shall mean an amount of cash equal to Ninety Million Dollars ($90,000,000).
               (xvi) “Total Merger Consideration” shall mean an amount of cash equal to (A) the Total Consideration less (B) the Employee Retention and

Participation Plan Payout, less (C) the amount outstanding pursuant to the terms of the Credit Agreement as of immediately prior to the Effective Time and less (D) the Transaction Costs (as defined in Section 8.3).
               (xvii) “Total Outstanding Series A Preferred Shares” shall mean the aggregate number of shares of Company Series A Preferred Stock (including any rights convertible into, or exercisable or exchangeable for, shares of Company Series A Preferred Stock on an as-converted, exercised, or exchanged basis, other than any such rights which are cancelled, exercised or terminated prior to the Effective Time) issued and outstanding immediately prior to the Effective Time.
               (xviii) “Total Outstanding Series B Preferred Shares” shall mean the aggregate number of shares of Company Series B Preferred Stock (including any rights convertible into, or exercisable or exchangeable for, shares of Company Series B Preferred Stock on an as-converted, exercised, or exchanged basis, other than any such rights which are cancelled, exercised or terminated prior to the Effective Time) issued and outstanding immediately prior to the Effective Time.
               (xix) “Total Outstanding Series C Preferred Shares” shall mean the aggregate number of shares of Company Series C Preferred Stock (including any rights convertible into, or exercisable or exchangeable for, shares of Company Series C Preferred Stock on an as-converted, exercised, or exchanged basis, other than any such rights which are cancelled, exercised or terminated prior to the Effective Time) issued and outstanding immediately prior to the Effective Time.
               (xx) “Total Outstanding Shares” shall mean the aggregate number of shares of Company Capital Stock, plus the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise, exchange or conversion of all Company Options and any other rights whether vested or unvested, convertible into, exercisable for or exchangeable for, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis. Notwithstanding the foregoing, Total Outstanding Shares shall not include any shares of Company Capital Stock otherwise issuable upon the exercise of Company Options or other rights that expire or are cancelled concurrently with or immediately prior to the Effective Time to the extent not exercised.
               (xxi) “Total Series A Preference” shall mean an amount of cash equal to the product obtained by multiplying the Series A Preference by the Total Outstanding Series A Preferred Shares.

               (xxii) “Total Series B Preference” shall mean an amount of cash equal to the product obtained by multiplying the Series B Preference by the Total Outstanding Series B Preferred Shares.
               (xxiii) “Total Series C Preference” shall mean an amount of cash equal to the product obtained by multiplying the Series C Preference by the Total Outstanding Series C Preferred Shares.
          (b) Closing Payments by Parent; Exchange of Capital Stock. Based on the information provided to Parent pursuant to Section 6.3(j), Parent shall pay or cause the Surviving Corporation to pay, deposit or distribute, as applicable, the Total Consideration as follows:
               (i) Credit Agreement. At or immediately following the Effective Time, Parent shall pay or cause the Surviving Corporation to pay all amounts outstanding under and fully satisfy all obligations existing pursuant to the terms of the Credit Agreement, each as of immediately prior to the Effective Time.
               (ii) Employee Retention and Participation Plan. Prior to the Effective Time, the Company shall amend its Certificate of Incorporation to provide for the payment of the Employee Retention and Participation Plan Payout prior to any payment with respect to the Company’s capital stock. At or immediately following the Effective Time, Parent shall distribute or cause the Surviving Corporation to distribute the Employee Retention and Participation Plan Payout in accordance with the Employee Retention and Participation Plan.
               (iii) Transaction Costs. At or immediately following the Effective Time, Parent shall pay or cause the Surviving Corporation to pay all accrued but unpaid Transaction Costs.
               (iv) Company Capital Stock. Prior to the Effective Time, Parent shall have available to act as Payment Agent (as defined in Section 1.7(a) below) funds of such character and in such amount for the provision of payment to holders of shares of capital stock of the Company as set forth in Section 1.7(b). Subject to the terms and conditions of the Company’s Amended and Restated Certificate of Incorporation and this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company or Company Options, the following shall occur:
                    (1) Each share of Company Series B Preferred Stock and Series C Preferred Stock issued and outstanding immediately prior to the Effective Time,

other than any shares to be canceled pursuant to Section 1.6(d) and the Dissenting Shares (as defined in Section 1.6(e)(i)), will be canceled and extinguished and automatically converted into the right to receive, respectively, (A) (i) the Series B Preference, plus (ii) the Participating Amount or (B) (i) the Series C Preference, plus (ii) the Participating Amount, upon surrender of the certificate representing such share of Company Series B Preferred Stock or Series C Preferred Stock, as applicable, in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, if required, in the manner provided in Section 1.9).
                    (2) Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any shares to be canceled pursuant to Section 1.6(d) and the Dissenting Shares (as defined in Section 1.6(e)(i)), will be canceled and extinguished and automatically converted into the right to receive (A) the Series A Preference, plus (B) the Participating Amount, upon surrender of the certificate representing such share of Company Series A Preferred Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, if required, in the manner provided in Section 1.9).
                    (3) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares to be canceled pursuant to Section 1.6(d) and the Dissenting Shares (as defined in Section 1.6(e)(i)), will be canceled and extinguished and automatically converted into the right to receive the Participating Amount, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, if required) in the manner provided in Section 1.9).
          (c) Treatment of Company Options.
               (i) Parent shall not assume any Company Options. The Company shall terminate, effective immediately prior to the Effective Time, all outstanding Company Options that then remain unexercised so that no Company Options remain outstanding as of the Effective Time. Thereafter, the holders of Company Options shall, as of the Effective Time, cease to have any further right or entitlement to acquire any Company Capital Stock or any shares of capital stock or other securities of Parent or the Surviving Corporation under the terminated Company Options.
               (ii) The Company shall terminate, effective immediately prior to the Effective Time, the Company’s 2005 Stock Plan.

          (d) Cancellation of Treasury and Parent Owned Stock. Each share of Company Capital Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary (as defined in Section 2.1(a)) of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.
          (e) Dissenting Shares.
               (i) Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected dissenters rights for such shares in accordance with Section 262 of the Delaware General Corporation Laws (the “DGCL”) and has not effectively withdrawn or lost such dissenters rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Company Capital Stock set forth in Section 1.6(b)(iii), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.
               (ii) Notwithstanding the provisions of Section 1.6(e)(i), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in Section 1.6(b), without interest, upon surrender of the certificate representing such shares.
          (f) Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued fully paid and nonassessable share of common stock of the Surviving Corporation.
     1.7 Surrender of Certificates.
          (a) Payment Agent. Parent shall act as the payment agent (the “Payment Agent”) in the Merger.
          (b) Payment Procedures. At least two (2) business days prior to the Effective Time, based on information provided by the Company, Parent shall make available for hand pick-up and mail to each holder of record (as of the Effective Time) of a certificate or certificates or an instrument or instruments (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive the Total Merger Consideration pursuant to Section 1.6(b)(iii): (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent, shall include representations and warranties of title and authority as are customary in transactions of this nature and shall be in such form and have such other provisions as are reasonably acceptable to the Company) and (B) instructions for use in effecting the surrender of the Certificates in exchange for cash constituting the applicable portion of the Total Merger Consideration (including a means of hand-delivery). Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Payment Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefor the amount of cash constituting the portion of the Total Merger Consideration such holder is entitled pursuant to Section 1.6 and the Certificates so surrendered shall forthwith be canceled. The Payment Agent shall make the foregoing payment by wire transfer as soon as practicable after the later of (i) the Effective Time or (ii) the surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the portion of the Total Merger Consideration into which such securities shall have been so converted.
          (c) Required Withholding. The Payment Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”) or under any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person (as defined in Section 9.2(d)) to whom such consideration would otherwise have been paid.
          (d) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Payment Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Company Capital Stock. All cash paid upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
     1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall transfer in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such amount of cash constituting the Total Merger Consideration pursuant to Section 1.6(b) with respect to the shares of Company Capital Stock formerly represented thereby.
     1.10 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Parent and Merger Sub as of the date hereof, except as set forth in the disclosure letter supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”), as follows:
     2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.
          (a) Organization; Standing and Power. The Company and each of its Subsidiaries (as defined below) (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 9.2(c)) on the Company. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
          (b) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the Certificate of Incorporation and Bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.
          (c) Subsidiaries. Section 2.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company as of the date hereof. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of all material pledges, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens (as defined below), and are duly authorized, validly issued, full paid and nonassessable. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person. As used herein, “Permitted Liens” shall mean (i) liens for Taxes and other similar governmental charges and assessments which are not yet due and payable, (ii) liens existing in favor of the Lenders in connection with the Credit Agreement, (iii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (iv) inchoate liens, charges and privileges existing as of the Closing Date and any statutory liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever existing as of the Closing Date and claimed or held by any Governmental Entity (as defined in Section 2.3) that have not at the time been filed or registered or that are related to obligations that are not due or delinquent, (v) security given in the ordinary course of business as of the Closing Date to any public utility, Governmental Entity or other statutory or public authority and (vi) liens not materially affecting the value or use of the underlying asset(s).
     2.2 Capital Structure.
          (a) Capital Stock. The authorized capital stock of the Company consists of: (i) 3,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of Company Preferred Stock, 1,000,000 of which shares have been designated as Series A Preferred Stock, 250,000 of which shares have been designated as Series B Preferred Stock and 115,593 of which shares have been designated as Series C Preferred Stock. At the close of business on the date hereof: 2,273 shares of Company Common Stock were issued and outstanding; 1,000,000 shares Series A Preferred Stock were issued and outstanding; 250,000 shares of Series B Preferred Stock were issued and outstanding; 115,593 shares of Series C Preferred Stock were issued and outstanding; and 330,000 shares of Company Common Stock were reserved for issuance upon exercise of options granted pursuant to the Company Option Plan. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense, or other legally binding commitment, as in effect as of the date hereof.
          (b) Stock Options. Section 2.2(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all persons who, at the close of business on the date hereof, hold outstanding Company Options under the Company Option Plan indicating, with respect to each Company Option then outstanding, the number of shares of Company Common Stock subject to such Company Option, and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether the vesting of such Company Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger.

          (c) Capitalization of Subsidiaries. Other than (i) the Company’s ownership of InfoGenesis, a California corporation (“InfoGenesis”), and (ii) the Company’s and InfoGenesis’ ownership of InfoGenesis Asia (Macau) Limited (“Macau”), neither the Company, InfoGenesis nor Macau has any ownership interest in any other business entity, is not a member of any partnership or joint venture, and has not operated as a subsidiary or division of any other business entity. The authorized, issued and outstanding capital stock, membership interests or similar equity interests of each Subsidiary of the Company consists of such numbers of shares or interests, as applicable, thereof as set forth on Schedule 2.2(c) (the “Subsidiary Interests”). All Subsidiary Interests have been duly authorized and validly issued and are fully paid and non-assessable. All of the Subsidiary Interests are owned, of record and beneficially, solely by the Company or another Subsidiary as set forth on Schedule 2.2(c). Specifically, all of the shares of InfoGenesis are owned, of record and beneficially, by the Company and all of the equity interests of Macau are owned, of record and beneficially, by the Company (4.0%) and InfoGenesis (96.0%).
          (d) Other Securities. Except as otherwise set forth in this Section 2.2 or in Section 2.2(c) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in compliance in all material respects with all applicable securities laws and all other applicable Legal Requirements (as defined below). There are not any outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge (as defined in Section 9.2(b)) of the Company, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
     2.3 Authority; Non-Contravention; Necessary Consents.
          (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by the Company’s stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.
          (b) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents, (ii) subject to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 2.3(a) and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any regulatory action or the suspension, revocation or review of any material license, permit or qualification held by the Company or any of its Subsidiaries or currently pending for either the Company or any of its Subsidiaries, or (iv) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a material Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to any Company Material Contract (as defined in Section 2.16(a)), except in each of the foregoing clauses (ii) - (iv) as would not reasonably be expected to have a Material Adverse Effect on the Company.
          (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and satisfaction of such other requirements of the comparable laws of other jurisdictions, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (iv) such other consents, authorizations, filings, approvals and registrations set forth in Section 2.3(c) of the Company Disclosure Letter and (v) such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not reasonably be expected to have a Material Adverse Effect on the Company. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) and (ii) are referred to herein as the “Necessary Consents.”
     2.4 Financial Statements. Section 2.4 of the Company Disclosure Letter includes a complete copy of the Company’s unaudited financial statements at, and for the year ended December 31, 2006, and the three (3) months ended March 31, 2007 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements present fairly in all material respects the financial condition and operating results of the Company and its consolidated Subsidiaries, including InfoGenesis, as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company’s unaudited balance sheet as of March 31, 2007, is referred to as the “Company Balance Sheet.”

     2.5 Undisclosed Liabilities. As of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities whether or not of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, except for (i) liabilities shown on the Company Balance Sheet, (ii) liabilities which have arisen in the ordinary course of business since the date of the Company Balance Sheet, (iii) liabilities incurred in the ordinary course pursuant to Contracts in effect as of the date hereof, (iv) liabilities incurred in connection with this Agreement or the transactions contemplated hereby or (v) liabilities which, in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company.
     2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet and through the date hereof, there has not been: (a) any Material Adverse Effect on the Company or any of its Subsidiaries, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, (c) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees (as defined in Section 2.12(a)) following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (d) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock, (e) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (f) any material revaluation by the Company of any of its or any Subsidiary’s assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.
     2.7 Taxes.
          (a) Definition. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

          (b) Tax Returns and Audits.
               (i) The Company and each of its Subsidiaries have prepared and timely filed all material required federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their respective operations and such Returns have been completed in accordance with applicable law in all material respects.
               (ii) The Company and each of its Subsidiaries have complied in all material respects with the payment or withholding of all Taxes required to be paid or withheld with respect to their Employees and have paid over to the appropriate taxing authority all Taxes required to be paid or withheld except for such failures to do so which have not had and would not be reasonably likely to materially and adversely affect the Company or any of its Subsidiaries.
               (iii) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any material Tax.
               (iv) No audit or other examination of any Tax Return of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.
               (v) All Taxes due and payable by each of the Company and its Subsidiaries have been timely paid and neither the Company nor any of its Subsidiaries has any material liabilities for unpaid Taxes as of the date of the Company Balance Sheet which have not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.
               (vi) There are no Liens other than Permitted Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes.
               (vii) Neither the Company nor any of its Subsidiaries is a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (viii) Neither the Company nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) owes any amount under any Tax sharing, indemnification or allocation agreement, (c) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
               (ix) Neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax sharing agreement or Tax allocation, indemnity or similar agreement or arrangement.
               (x) Neither the Company nor any of its Subsidiaries has received any notice of any claim by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns to the effect that the Company or any of its Subsidiaries is, or may be, subject to taxation by that jurisdiction.
               (xi) Neither the Company nor any Subsidiary has made any payment, or is or shall become obligated (under any Contract entered into on or before the Closing Date) to make any payment, that shall be nondeductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax Legal Requirement)
               (xii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
     2.8 Intellectual Property.
          (a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:
               (i) “Company Business” shall mean the business of the Company and its Subsidiaries as conducted as of the date hereof, including the design, development, manufacture, marketing and sale of Company Products.
               (ii) “Company Intellectual Property” shall mean any Intellectual Property owned or used by the Company or any of its Subsidiaries.
               (iii) “Company IP Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party and pursuant to which (A) the Company or any of its Subsidiaries has granted a license (including any sublicense) under Company Intellectual Property to any third Person, or any option with respect thereto, other than

(i) non-disclosure agreements and (ii) non-exclusive licenses of the Company Products to end-users (in each case of (i) and (ii), pursuant to any agreement that has been entered into in the ordinary course of business) or (B) any third Person has granted a license (including any sublicense) to the Company or any its Subsidiaries, excluding generally commercially available software in executable code form that is available for a cost of not more than U.S. $5,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations).
               (iv) “Company Products” shall mean any of the Company’s or any Subsidiary’s point-of-sale, self-service, dining management and table reservation, analytics and business intelligence systems as such are marketed as of the date hereof, together with all modifications or improvements thereto under development or any other related or affiliated product under development by the Company or any Subsidiary as of the date hereof.
               (v) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.
               (vi) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all patents and applications therefor anywhere in the world (whether national, international or otherwise) and including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (C) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (D) all industrial designs and any registrations and applications therefor throughout the world; (E) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (F) all databases and data collections and all rights therein throughout the world; (G) all moral and economic rights of authors and inventors, however denominated, throughout the world; (H) all rights to enforce any of the foregoing against infringement or misappropriation thereof; and (I) any similar or equivalent rights to any of the foregoing anywhere in the world.
               (vii) “Registered Intellectual Property” shall mean any and all of the following anywhere in the world: (A) patents and patent applications (including provisional applications); (B) registered trademarks and applications to register trademarks, (including intent-to-use applications); (C) registered copyrights and applications for copyright registration; and (D) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.
          (b) Registered Intellectual Property; Proceedings. Section 2.8(b) of the Company Disclosure Letter lists as of the date hereof (i) all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and (ii) any litigation, opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation, objection, claim or other adversarial proceeding or action pending, asserted or, to the Knowledge of the Company, threatened with respect to any Company Registered Intellectual Property.
          (c) No Order. No Company Intellectual Property is subject to any proceeding or outstanding order, Contract or stipulation restricting in a material respect the use, transfer, or licensing thereof by Company or any of its Subsidiaries, or affecting in a material respect the validity, use or enforceability of such Company Intellectual Property
          (d) Registration. All necessary registration, maintenance and renewal fees for each material item of Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Entities for the purposes of prosecuting, maintaining or perfecting such Company Registered Intellectual Property, except where such failure would not be material to the Company Business and there is no such fee or filing falling due within the next ninety (90) days.
          (e) Absence of Liens. The Company or its Subsidiaries owns and has good and exclusive title to each item of Company Intellectual Property owned by it, free and clear of any Liens, except for Permitted Liens. To the Knowledge of the Company, as to the Company Intellectual Property owned by third parties, the Company or its applicable Subsidiary has all rights necessary to conduct its respective portion of the Company Business as it is presently conducted, except as would not be reasonably likely to have a Material Adverse Effect on the Company.
          (f) Company IP Contracts.
               (i) Section 2.8(f) of the Company Disclosure Letter lists as of the date hereof all Company IP Contracts, identifying in each case the licensor, the licensee, and the Intellectual Property that is the subject of the Company IP Contract.

               (ii) To the Knowledge of the Company as of the date hereof, (A) all of the Company IP Contracts are in force and effect and (B) no party thereto is in material breach thereof.
               (iii) The consummation of the Merger will not result in the breach or other violation of any Company IP Contract that would allow the other party thereto to modify in a material respect, cancel, terminate or otherwise suspend the operation thereof.
               (iv) Following the Effective Time, the Surviving Corporation and its Subsidiaries will be permitted to exercise all of the Company’s and its Subsidiaries’ material rights under all Company IP Contracts, to the same extent the Company or its Subsidiaries would have been able to had the Merger not occurred and without being required to pay any material additional amounts or consideration other than fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay had the Merger not occurred.
          (g) No Infringement. To the Knowledge of the Company, the Company Business does not infringe or misappropriate the material Intellectual Property of any third party or, to the Knowledge of the Company, constitute unfair competition or unfair trade practices under the laws of any jurisdiction, except in each of the foregoing cases as would not be reasonably likely to have a Material Adverse Effect on the Company.
          (h) No Notice of Infringement. Neither the Company nor any of its Subsidiaries has received written notice from any third party that the Company Business infringes upon or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction.
          (i) No Third Party Infringement. To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property, except as would not be reasonably likely to have a Material Adverse Effect on the Company
          (j) Trade Secrets. The Company and each of its Subsidiaries have taken commercially reasonable precautions to protect the secrecy and value of the trade secrets among the Company Intellectual Property. Each former and current employee of the Company and its Subsidiaries has executed a written agreement prohibiting disclosure of such trade secrets and assigning to the applicable employer all rights to any inventions or other Intellectual Property developed in the course of and during the period of employment.

          (k) Government Funding. No government funding was utilized in the development of any Company Intellectual Property owned by the Company or any Subsidiary.
          (l) Completeness. To the Knowledge of the Company, the Company Intellectual Property, taken as a whole, is all the Intellectual Property necessary for the operation of the Company Business, except for such Intellectual Property the lack of which would not be reasonably likely to have a Material Adverse Effect on the Company.
     2.9 Compliance; Permits.
          (a) Compliance. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of, any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for those conflicts, defaults or violations that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company. There is no material judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Company Business.
          (b) Permits. The Company and its Subsidiaries hold all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Entities (“Permits”) that are material to the operation of the business of the Company taken as a whole, except for such Permits, which the failure to hold would not be reasonably likely to have a Material Adverse Effect on the Company (collectively, “Company Permits”). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.
     2.10 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company.
     2.11 Brokers’ and Finders’ Fees; Fees and Expenses. Except for fees payable to Jefferies & Company pursuant to an engagement letter dated January 18, 2007, the

Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.
     2.12 Employee Benefit Plans.
          (a) Schedule. Section 2.12(a) of the Company Disclosure Letter sets forth a list as of the date hereof of each Company Benefit Plan (as defined in Section 2.12(b)). With respect to each Company Benefit Plan, the Company has made available to Parent, as applicable, complete and accurate copies of the: (1) plan document (including written descriptions of the material terms of any unwritten Company Benefit Plan); (2) trust; (3) insurance policies; (4) summary plan descriptions and summaries of material modifications; (5) annual reports for the prior three years; (6) actuarial and financial reports for the prior three years; (7) determination letter; and (8) all amendments to any of the foregoing.
          (b) Benefit Plan Compliance.
               (i) Each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), and each other employment agreement, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, restricted stock unit, stock appreciation, phantom stock, other stock, stock-based or performance award, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dental, vision, cafeteria, loan (other than travel allowances and relocation packages), fringe benefit, disability, sabbatical and other plan, program, agreement or arrangement providing benefits to any current or former employee, consultant or director of the Company or its Subsidiaries (each, an “Employee”) pursuant to which the Company or its Subsidiaries have or could have any liability (whether known or unknown, and whether absolute, accrued, contingent or otherwise) (“Company Benefit Plans”) has been administered and operated in all material respects in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements (including Code and other Legal Requirements related to any favorable tax treatment intended for any such Company Benefit Plan or applicable to plans of its type). The Company and its Subsidiaries have no liability of any nature (whether known or unknown, and whether absolute, accrued, contingent or otherwise) with respect to any employee benefit plans, programs, agreements or arrangements, other than for contributions, payments or benefits due in the ordinary course under the Company Benefit Plans, none of which are overdue.

               (ii) Each Company Benefit Plan intended or eligible to qualify under Section 401(a) of the Code and each trust intended or eligible to qualify under Section 501(a) of the Code has either received a favorable determination or opinion letter from the IRS as to its qualified status under the Code covering the laws known by the acronym “GUST,” or has remaining a period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Benefit Plan. Since the date of any such letter, the Company has not received any notice indicating or threatening a loss of qualified status or revocation of the letter.
          (c) Defined Benefit, Multiple Employer and Multiemployer Plans. At no time has the Company or any other Person under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Controlled Group Affiliate”) with the Company or any of its Subsidiaries maintained, established, sponsored, participated in, contributed to, or been required to contribute to, any (i) employee benefit plan, program or arrangement subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) “multiple employer plan” as defined in ERISA or the Code.
          (d) Continuation Coverage; Self-Insured Plans. No Company Benefit Plan provides welfare benefit coverage (whether or not insured), with respect to Employees after retirement or other termination of service (other than coverage mandated by applicable Legal Requirements, the full cost of which is borne by the Employees). No Company Benefit Plan provides self-insured group health coverage.
          (e) International Employee Plans. The Company and its Subsidiaries do not now, nor have they ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan (as defined below). As used in this Agreement, “International Employee Plan” shall mean each Company Benefit Plan that has been adopted, maintained or contributed to by the Company or its Subsidiaries, whether informally or formally, or with respect to which the Company or its Subsidiaries will or may have any liability, for the benefit of Employees who perform services outside the United States.
          (f) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in connection with the termination of employment or engagement of change of position of any Employee following or in connection with the consummation of the Merger) result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, agreement, plan or arrangement with an Employee to which the Company or any of its Subsidiaries is a party that, individually or collectively, and as a result of the transactions contemplated hereby (whether alone or in connection with the termination of employment or engagement or change of position of any Employee following or in connection with the consummation of the Merger), would give rise to a “parachute payment” under Section 280G of the Code. The Company and its Subsidiaries have made no agreement, undertaking or commitment with any Employee (whether written or oral) (x) to make such person fully or partially whole with respect to any adverse tax consequences, including without limitation any that might be imposed under Sections 280G or 409A of the Code, or (y) with respect to the steps it will take to revise any benefit programs for compliance with, or exemption from, Section 409A of the Code.
          (g) Labor. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement or union contract is being negotiated by the Company or any of its Subsidiaries. There is no labor dispute, strike, work slowdown or work stoppage pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries or any of their respective representatives or, to the Knowledge of the Company, Employees, has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened, relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on the Company. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended) with respect to the Company or any of its Subsidiaries.
          (h) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours.
     2.13 Real Property. Neither the Company nor any of its Subsidiaries own any real property. Section 2.13 of the Company Disclosure Letter sets forth a list of the real property currently leased, subleased or licensed by or from the Company or its Subsidiaries (the “Leased Real Property”). The Company and its Subsidiaries have provided or otherwise made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the Leased Property, including all amendments, terminations and modifications thereof (the “Leases”). There is not, under any of the Leases, any material default by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, by and other party thereto. There are no other parties occupying, or with a right to occupy, the Leased Real Property other than the Company or any of its Subsidiaries. The Leased Real Property is in operating condition (normal wear and tear excepted).
     2.14 Assets. With respect to all of the assets that it purports to own, including those set forth on the Company Balance Sheet, the Company and each Subsidiary owns all such assets free and clear of all Liens other than Permitted Liens and such assets are in operating condition (normal wear and tear excepted) and such assets are all the material tangible assets necessary for the operation of the business of the Company and all of its Subsidiaries as it is currently conducted. For purposes of clarity, this Section 2.14 does not relate to real property (such items being the subject of Section 2.13) or Intellectual Property (such items being the subject of Section 2.8).
     2.15 Environmental Matters. Except as would not reasonably be expected to result in a Material Adverse Effect on the Company, (a) to the Knowledge of the Company, there are no Hazardous Materials (as defined below) in, on, or under any properties owned, leased or used at any time by the Company or its Subsidiaries, and (b) the Company and its Subsidiaries have not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, or arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials. Neither the Company nor any of its Subsidiaries have received any written notice of any alleged claim, violation of or liability under any Environmental Law (as defined below) which has not heretofore been cured or for which there is any remaining material liability. The Company and its Subsidiaries have available for inspection by Parent all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or each of its Subsidiaries in the possession or control of the Company or any of its Subsidiaries. For the purposes of this Section 2.15, (i) “Environmental Laws” means all Legal Requirements relating to pollution, protection of the environment or exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and (ii) “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.
     2.16 Contracts.

          (a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean:
               (i) any employment or consulting Contract with any executive officer of the Company or any Subsidiary, other than those that are terminable by the Company or any of its Subsidiaries on no more than ninety (90) days notice without liability or financial obligation to the Company;
               (ii) any Contract containing any covenant (A) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Intellectual Property or compete with any Person in any line of business or to compete with any Person or (B) granting any exclusive distribution rights with respect to Company Products;
               (iii) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of material assets of the Company or any of its Subsidiaries other than inventory sold in the ordinary course of business;
               (iv) any Contract pursuant to which the Company or any of its Subsidiaries have continuing material obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be terminated without penalty upon notice of ninety (90) days or less;
               (v) any Contract containing any support, maintenance or obligation on the part of the Company or any of its Subsidiaries involving annual revenues to the Company in excess of $350,000, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than ninety (90) days notice without material liability or financial obligation to the Company or its Subsidiaries;
               (vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit that is outstanding or may be incurred on the terms thereof, other than accounts receivables and payables in the ordinary course of business;
               (vii) any Contract providing for any payments by the Company that are conditioned, in whole or in part, on a change of control of the Company or transactions of the type contemplated hereby;
               (viii) any Contract with any of the Company’s top 10 customers for the fiscal years ended December 31, 2005 and 2006 or any of the Company’s suppliers,

the services or products of which are not readily available from other parties on a reasonable commercial basis;
               (ix) any Contract with an Interested Party; or
               (x) any other Contract that involves annual payments to or from the Company in excess of $350,000 on its face in any individual case, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than ninety (90) days notice without material liability or financial obligation to the Company or its Subsidiaries.
          (b) Schedule. Section 2.16(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof.
          (c) No Breach. All Company Material Contracts are valid and in full force and effect, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole.
     2.17 Insurance. The Company maintains insurance of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and in a similar stage of development. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy, except in accordance with the terms thereof. Schedule 2.17 of the Company Disclosure Letter sets forth a true and complete list of all insurance policies carried by, or covering the Company and its Subsidiaries with respect to their businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible.

     2.18 Suppliers and Customers. No supplier or customer material to the business of the Company and its Subsidiaries, taken as a whole (including, but not limited to, any supplier who is a sole source of supply of any material product or service), has terminated or, to the Knowledge of the Company, is currently threatening to terminate its relationship with the Company or any of its Subsidiaries, nor has it since January 1, 2005, decreased or delayed materially, or threatened in writing to decrease or delay materially, its services or supplies to the Company or any of its Subsidiaries or its usage of the services or products of the Company or any of its Subsidiaries, and to the Knowledge of the Company, there is no state of facts or event (other than general industry or economic conditions) which could reasonably be expected to form the basis for such a decrease or delay. To the Knowledge of the Company, the consummation of the Merger will not adversely affect the business relationship heretofore maintained by the Company or any of its Subsidiaries with any of their suppliers or customers.
     2.19 Product and Service Warranties. Except as set forth on Section 2.19 of the Company Disclosure Letter, there (a) have been no valid product or service warranty claims made by customers of the Company or any of its Subsidiaries or any former Subsidiary in the past five years, (b) have been no product recalls by the Company or any of its Subsidiaries in the past five years; and (c) are no product and/or service warranties outstanding or currently being offered by the Company or its Subsidiaries to its customers (other than manufacturers’ warranties for which neither the Company nor any of its Subsidiaries has any obligation or responsibility). The accruals and reserves for product warranty and product liability claims, as set forth on the Company Balance Sheet, are determined in accordance with GAAP.
     2.20 Interested Party Transactions. Except as set forth in Section 2.20 of the Company Disclosure Letter, no Company Stockholder, nor, to the Knowledge of the Company, any director or of the Company or any of its Subsidiaries, and no member of their immediate families (an “Interested Party”), has any direct or indirect interest in (i) any material equipment or other property, real or personal, tangible or intangible, including without limitation, any item of intellectual property, used in connection with or pertaining to the Company or any of its Subsidiaries or (ii) any competitor, lessee, lessor, creditor, supplier, customer, manufacturer, agent, representative or distributor of products of the Company or any of its Subsidiaries; provided, however, that no such Interested Party shall be deemed to have such an interest solely by virtue of the ownership by such Person, such Person’s immediate family or their respective affiliates of less than one percent (1.0%) of the outstanding voting stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System. All Interested Party matters disclosed on said Section 2.20 of the Company Disclosure Letter were entered into on arms’-length terms and are the subject of valid and enforceable written Contracts.

     2.21 Foreign Corrupt Practices Act, Etc.. Since January 1, 2003, neither the Company nor any Subsidiary has committed a material violation of the United States Foreign Corrupt Practices Act or any Legal Requirement of any other jurisdiction to the same effect. Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any director, manager, officer, agent, or employee of the foregoing, or any other Person associated with or acting for or on behalf of the foregoing, has, directly or indirectly (a) in violation of any Legal Requirement made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.
     2.22 Export Control. The Company maintains no export licenses, technical assistance agreements, manufacturing license agreements or other forms of export approval or documentation (collectively, “Export Approvals”). Except as set forth in Schedule 2.22 of the Company Disclosure Letter, based on their export activities, including those involving foreign nationals in the United States and abroad, the Company has no Knowledge of any violation by the Company or any of its Subsidiaries of any other Legal Requirement relating to export control.
     2.23 IT Assets.
          (a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:
               (i) “Custom Software” means any Software that has been developed or designed for a particular customer or function, and that is used, developed, sold, distributed or marketed by the Company or any Subsidiary in the conduct of its respective portion of the Company Business.
               (ii) “Database” means any data and other information recorded, stored, transmitted or retrieved in electronic form, that is used, developed, sold, distributed or marketed by the Company or any Subsidiary in the conduct of its respective portion of the Company Business.
               (iii) “Embedded Control” means any microprocessor, microcontroller, smart instrumentation or other sensor, driver, monitor, robotic or other device containing a semiconductor, memory circuit, BIOS, PROM or other microchip, that is used, developed, sold, distributed or marketed by the Company or any of its Subsidiaries in the conduct of its respective portion of their business.
               (iv) “Hardware” means any mainframe, midrange computer, personal computer, notebook or laptop computer, server, storage, switch, printer, modem, driver, peripheral, point of sale terminals, kiosks and handheld scanners or any component of any of the foregoing, that is used, developed, sold, distributed or marketed by the Company or any of its Subsidiaries in the conduct of its respective portion of the Company Business.
               (v) “IT Assets” means any Software (including Custom Software), Hardware, Database, or Embedded Control, including all IT Products, all IT Development and Delivery Assets and all IT Business Assets.
               (vi) “IT Business Assets” means any IT Assets used by the Company or any Subsidiary in connection with the conduct of its respective portion of the Company Business other than IT Development and Delivery Assets.
               (vii) “IT Development and Delivery Assets” means any IT Assets used by the Company or any Subsidiary to develop IT Products or deliver services to its customers in the course of its respective portion of the Company Business.
               (viii) “IT Products” means any IT Assets sold, distributed, or marketed, or developed or acquired for sale, distribution or marketing, to customers of the Company or any Subsidiary of the Company.
               (ix) “IT Services” means any service relating to information technology in any form, including without limitation, information technology design, development, implementation, consulting, training, support, maintenance, hosting, subscription, and application service provider services.
               (x) “Software” means any computer software product, in object or source code form, that is used, developed or in development, sold, distributed or marketed by the Company or any Subsidiary of the Company, other than off-the-shelf Software, in connection with the conduct of its respective portion of the Company Business, including all operating systems, all applications software, all firmware, all middleware, all development tools, all Internet software, all digital content, and any and all documentation in print or digital form related to any of the foregoing, including programming manuals, user manuals, online help, technical support manuals or instructions, and source code comments.

          (b) Each of the IT Products and the IT Development and Delivery Assets among the IT Assets material to the Company Business (excluding any off-the-shelf software and licenses thereto) performs substantially in accordance with the specifications, documentation and other written material used in connection with the use, sale, distribution, or marketing thereof and is free of defects in programming and operation except such defects as would not materially and adversely affect the use of such item for the purposes of the Company or any Subsidiary of the Company that has used, developed, sold, distributed or marketed such IT Product.
          (c) No other Person has been granted by the Company or any Subsidiary of the Company any license, option or other right in or to any of the Software IT Products among the IT Assets material to the Company Business (excluding any off-the-shelf software and licenses thereto), except for (i) end-user licenses, in each case substantially in the form attached as part of Section 2.23 of the Company Disclosure Letter; and (ii) any IP Contract identified in Section 2.8 of the Company Disclosure Letter.
          (d) Neither the Company nor any Subsidiary of the Company is obligated to any Person to maintain, modify, improve or upgrade any of the IT Products, except for any such obligation set forth in an end-user license granted by the Company or any Subsidiary of the Company or under any IP Contract identified in Section 2.8 of the Company Disclosure Letter.
          (e) Other than a disclosure to a software escrow agent pursuant to a source code escrow arrangement entered into in connection with the Credit Agreement and other than disclosures to software escrow agents pursuant to source code escrow arrangements entered into in the ordinary course of business, neither the Company nor any Subsidiary of the Company has disclosed the source code for any of the Software IT Products to any Person.
          (f) Any Custom Software purchased by, leased by or licensed to the Company or any Subsidiary of the Company and included among the IT Assets material to the Company Business (excluding any off-the-shelf software and licenses thereto), functions as intended and is in machine-readable form, and the Company and each such Subsidiary is in possession of all computer programs, documentation, materials, tapes, know-how, object and source codes and procedures relating thereto necessary for the conduct of its respective portion of the Company Business.
          (g) Neither the Company nor any Subsidiary of the Company is subject to any restriction that would prevent it from making available to any future customer any IT Product among the IT Assets material to the Company Business, including Custom Software, previously provided to another customer.

          (h) None of the IT Assets material to the Company Business is jointly owned with any other Person.
          (i) No employee of the Company or any Subsidiary of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than through the Company or applicable Subsidiary.
          (j) To the Knowledge of the Company, no employee of or consultant to the Company or any Subsidiary of the Company (i) has infringed the intellectual property, proprietary, or contractual rights of any Person in the course of his or her work or (ii) is, or is currently expected to be, in default under any term of any Contract relating to any Intellectual Property, or any confidentiality agreement or any other Contract or restrictive covenant relating to Intellectual Property or any IT Asset material to the Company Business.
          (k) No material IT Asset contains any open source or other third party code use of which imposes any legal obligation upon the Company or any Subsidiary.
     2.24 Holding Company Status. The Company does not hold, nor has it held, any material assets or incurred any material liabilities nor has the Company carried on any business activities other than the ownership interests in InfoGenesis and Macau.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB
     Parent and Merger Sub represent and warrant to the Company as of the date hereof, except as set forth in the disclosure letter supplied by Parent and Merger Sub to the Company dated as of the date hereof (the “Parent Disclosure Letter”), as follows:
     3.1 Organization. Parent is a limited liability company organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation organized, validly existing and in good standing under the Laws of the State of Delaware.
     3.2 Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares are issued and outstanding. Parent is the sole stockholder of Merger Sub and is the legal and beneficial owner of all of the issued and outstanding shares. Merger Sub was formed solely for purposes of effecting the Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.
     3.3 Authority; Non-Contravention; Necessary Consents.
          (a) Authority. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by Parent as Merger Sub’s sole stockholder and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought..
          (b) Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent will not: (i) conflict with or violate the articles of organization of Parent or the certificate of incorporation or bylaws of Merger Sub; (ii) subject to compliance with the requirements set forth in Section 3.3(c), conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which Parent’s or Merger Sub’s respective properties are bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party the termination or breach of which would be reasonably likely to have a Material Adverse Effect on Parent.
          (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for the Necessary Consents.
     3.4 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Parent.
     3.5 Availability of Funds. Parent currently has access to sufficient immediately available funds in cash or cash equivalents, and will at the Closing have sufficient immediately available funds, in cash, to pay the Total Consideration and any other amounts to be paid by Parent or Merger Sub hereunder.
     3.6 Solvency. As of the Effective Time, Parent, Merger Sub and their respective affiliates, taken together, will be Solvent. For the purposes of this Section 3.6 the term “Solvent”) when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE IV
CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business by the Company.
          (a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due, pay or perform other material obligations when due, and (iii) use commercially reasonable efforts to preserve intact its present business organization and maintain its relationships with customers, vendors and suppliers.
          (b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 4.1(b) of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:
               (i) Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents, other than the amendment to the Company’s Certificate of Incorporation contemplated by Section 1.6(b)(ii);
               (ii) Adopt a plan of complete or partial liquidation or dissolution;
               (iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business;

               (iv) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested shares in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;
               (v) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of Company Capital Stock, or any securities convertible into shares of Company Capital Stock, or subscriptions, rights, warrants or options to acquire any shares of Company Capital Stock or any securities convertible into shares of Company Capital Stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options, warrants or other rights of the Company in accordance with their terms and (B) grants of stock options to acquire Company Common Stock or restricted stock of the Company in the ordinary course of business consistent with past practice;
               (vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any material equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person or division thereof;
               (vii) Sell, lease, license, encumber or otherwise dispose of any properties or assets of the Company except (A) the sale, lease or disposition (other than through licensing) of property or assets which are not material to the business of the Company and its Subsidiaries or (B) the licenses of Company Products in the ordinary course of business;
               (viii) Make any material loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company or (B) loans or advances made to employees in connection with business travel or other expenses made in the ordinary course of business;
               (ix) Except as required by GAAP as concurred in by the Company’s independent auditors, make any material change in its methods or principles of accounting since the date of the Company Balance Sheet;
               (x) Make any Tax election or accounting method change that is reasonably likely to adversely affect in any material respect the Tax liability of the Company or any of its Subsidiaries, settle or compromise any material income tax liability or consent to any extension or waiver of any limitation period with respect to material Taxes;

               (xi) Except as required by Legal Requirements or Company Benefit Plans or Contracts currently binding on the Company or its Subsidiaries, (A) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to, or grant severance or termination pay to any officer of the Company or any Subsidiary of the Company, (B) make any material increase in or commitment to increase, in any material respect, any benefits provided under any Company Benefit Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (C) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (D) enter into any employment, severance, termination or indemnification agreement with any officer of the Company or any Subsidiary of the Company or enter into any collective bargaining agreement or (E) enter into any agreement with any Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby; provided, however, that nothing herein shall be construed as prohibiting the Company from granting Company Options in accordance with clause (B) of Section 4.1(b)(v);
               (xii) Grant any license (including a sublicense) under any material Company Intellectual Property except to end user customers to use Company Products granted in connection with the sale of Company Product to such end user;
               (xiii) Enter into or renew any Contracts containing any material non-competition, exclusivity or other similar material restrictions on the Company or the Company Business; or
               (xiv) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of the Company), other than in connection with the financing of ordinary course trade payables.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Stockholder Approval. The Company shall use its commercially reasonable efforts to secure the Stockholder Approval as soon as practicable following the execution and delivery of this Agreement by each of the parties hereto. The Company’s obligation to secure the Stockholder Approval in accordance with this Section 5.1 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal (as defined below). Without limiting the generality of the foregoing, as soon as practicable following the execution and delivery of this Agreement by each of the parties hereto and the Company’s receipt of the Stockholder Approval, the Company shall promptly deliver to any Company Stockholder who has not executed a Stockholder Written Consent (i) notice that the Stockholder Approval has been obtained, and (ii) any other notice required under applicable provisions of the DGCL, the certificate of incorporation or bylaws of the Company and any Contracts between or among the Company and any Company Stockholders, including the notice regarding each Company Stockholder’s appraisal rights in accordance with Section 262(d)(2) of the DGCL (any such notice, a “Company Stockholder Notice”).
     5.2 Acquisition Proposals.
          (a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries’ Employees, stockholders, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating any Acquisition Proposal or transaction contemplated thereby. The Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues or net income of the Company and its Subsidiaries, in each case taken as a whole, or 25% or more of the aggregate equity interests of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the aggregate equity interests of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 25% or more of the aggregate equity interests or assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.
     5.3 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.
          (a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Letter Agreement dated February 16, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.
          (b) Access to Information. The Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel for purposes of this Agreement, as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, or (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company or any of its Subsidiaries is bound or affected, which confidentiality obligation, commitment or provision shall be disclosed to Parent, provided that disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third party. With respect to the exchange of competitively sensitive information, including strategic and marketing plans, pricing material and customer specific data, outside antitrust counsel will be consulted prior to the exchange of such information, and such information shall not be exchanged to the extent such counsel advises against such exchange. In addition, any information obtained from the Company or any Company Subsidiary pursuant to the access contemplated by this Section 5.3(b) shall be subject to the Confidentiality Agreement. Any access to any of the Company’s offices shall be subject to the Company’s reasonable security measures, the requirements of the applicable Lease and insurance requirements. Upon reasonable advance request by

Parent, the Company shall arrange a meeting or conference between Parent or its representatives with any supplier or customer of the Company or any of its Subsidiaries; provided, however, that the Company may, at its option, have a representative of the Company or the applicable Subsidiary participate in any such meeting or conference along with Parent or its representative.
          (c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.
     5.4 Public Disclosure. Without limiting any other provision of this Agreement, Parent, the Company and the Stockholders’ Representative will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on any press release or public statement or disclosure with respect to this Agreement and the transactions or the terms of the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or public statement or disclosure prior to such consultation and agreement, except as may be required by law or any listing agreement with any applicable national or regional securities exchange or market. Parent agrees that it will, and after the Effective Time it will cause the Surviving Corporation to, keep the terms and conditions of this Agreement and the other agreements contemplated hereby confidential, except as disclosure is required by applicable Legal Requirements.
     5.5 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
     5.6 Employee Benefits; Severance.
          (a) Service Credit; Eligibility. Following the Effective Time, Parent shall arrange for participants in the Company Benefit Plans (including all dependents) (the “Company Participants”) who becomes employees of Parent, any Parent subsidiary or the Surviving Corporation (or a dependent of such employee) to receive coverage under employee benefit plans that are substantially comparable in the aggregate to those received by Parent employees with similar positions and responsibilities. To the extent reasonably practicable and allowable by its insurance carriers and third-person providers: (i) each Company Participant shall be given service credit for eligibility and vesting purposes (and not benefit accrual except as otherwise required by a Company Benefit Plan or Legal Requirements) for his or her length of service with the Company (and its Subsidiaries and predecessors) prior to the Closing, including, without limitation, for eligibility to participate (provided that no retroactive contributions will be required), eligibility for vesting under Parent employee benefit plans and arrangements and vacation accrual; (ii) Parent shall cause any and all pre-existing condition (or “actively at work” or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent employee benefit plans and arrangements to be waived with respect to such Company Participants; and (iii) Parent shall provide such Company Participants with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year which includes the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent employee benefit plans or arrangements in which they are eligible to participate after the Closing Date. Subject to Legal Requirements, in no event shall Company Participants be entitled to (x) duplicative service credit or benefits under one or more employee benefit plans, programs, agreements or arrangements; or (y) service credit or benefits under any new employee benefit plan, program, agreement or arrangements for which similarly-situated employees who are not Company Participants do not receive. For the avoidance of doubt, each employee of the Company shall be given credit for his or her length of service with the Company for the purposes of Parent’s and Parent’s affiliates’ severance policies such that an employee’s length of service in working for the Company shall be considered time worked for Parent or Parent’s affiliates, as applicable, for all purposes under such severance policies, and any employee of the Company who shall have served (i) the Company or (ii) the Company and Parent or Parent’s affiliates together for an aggregate of at least ninety (90) days, shall be eligible for severance benefits in accordance with such severance policies.
          (b) Maintenance of Compensation and Benefits. Parent agrees that, for a period of two (2) years following the Effective Time, Parent shall provide employees of the Surviving Corporation with salaries and bonus targets comparable to those existing as of the Effective Time. Nothing contained in this Section 5.6(b) is intended to alter the “at-will” employment relationship between the Company or the Surviving Corporation and any such employee, and subject to the terms of any employment agreement existing as of the Effective Time, each such employee may be terminated by the Surviving Corporation at any time and for any reason.
     5.7 Indemnification.

          (a) For the period of six (6) years following the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries, in their capacities as such (the “Company Indemnified Parties”), against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement, in each case to the extent actually and reasonably incurred with the approval of the indemnifying party, which approval shall not be unreasonably withheld or delayed (the “Company Indemnified Liabilities”) of or in connection with any claim, action, suit, proceeding or investigation by reason of the fact that such person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after the Effective Time and all Company Indemnified Liabilities based on, or relating to this Agreement or the transactions contemplated hereby (to the extent that such losses, claims, damages, costs, expenses, liabilities or judgments or amounts arose from or are related to this Agreement or the transactions contemplated hereby), in each case to the full extent a corporation is permitted by law to indemnify its own directors, officers, employees or agents (the “Company Indemnified Proceedings”). In the event any Company Indemnified Party is or becomes involved in any Company Indemnified Proceeding, Parent shall, or shall cause the Surviving Corporation to, pay expenses in advance of the final disposition of any such Company Indemnified Proceeding to each Company Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 145 of the DGCL. Without limiting the foregoing, in the event any such Company Indemnified Proceeding is brought against any Company Indemnified Party, (i) the Company Indemnified Parties may retain counsel of their choosing, (ii) Parent shall, or shall cause the Surviving Corporation to, pay all reasonable and documented fees and expenses of one counsel for all of the Company Indemnified Parties with respect to each such Company Indemnified Proceeding unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Company Indemnified Parties, in which case Parent shall pay the fees of such additional counsel required by such conflict, promptly as statements therefor are received; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld or delayed. Any Company Indemnified Party wishing to claim indemnification under this Section 5.7(a) upon becoming aware of any such Company Indemnified Proceeding shall promptly notify Parent and the Surviving Corporation (but the failure to so notify Parent or the Surviving Corporation shall not relieve Parent or the Surviving Corporation from any liability it may have under this Section 5.7(a) except to the extent such failure materially prejudices Parent or the Surviving Corporation), and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145 of the DGCL.

          (b) For a period of six (6) years following the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Company Indemnified Parties.
          (c) For a period of six (6) years after the Effective Time, Parent will, or will cause the Surviving Corporation to, maintain directors’ and officers’ liability insurance covering those Persons who are covered by the Company’s directors’ and officers’ liability insurance policy (“D&O Policy”) as of the date hereof in an amount and on terms no less favorable than those applicable to the current directors and officers of the Company.
          (d) The obligations under this Section 5.7 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 5.7(c) (and their heirs and representatives)) without the prior written consent of such affected Company Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 5.7(c) (and their heirs and representatives). Each of the Company Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 5.7(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.7, with full rights of enforcement as if a party thereto. The rights of the Company Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 5.7(c) (and their heirs and representatives)) under this Section 5.7 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or Legal Requirements (whether at law or in equity).
          (e) This Section 5.7 is intended to be for the benefit of, and shall be enforceable by the Company Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the

Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.7.
     5.8 Certain Tax Matters.
          (a) The Company shall take all actions necessary or to cause all amounts which become vested or payable in connection with the transactions contemplated by this Agreement which may result in a loss of deduction under Section 280G of the Code or excise taxes under Section 4999 of the Code to be exempt from such sections pursuant to the shareholder approval provisions of Section 280G(b)(5)(A)(ii) of the Code. Upon written request from the Company, Parent agrees to cooperate and provide reasonable assistance in obtaining the requisite shareholder approval.
          (b) The Company shall take all actions necessary or reasonably requested by Parent to cause all Company Benefit Plans, Contracts and arrangements which are or may be subject to Section 409A of the Code and all amounts which have or will be accrued or payable thereunder from January 1, 2005, through the Closing to either comply with, or be exempt from, Section 409A of the Code, and to reflect any transition relief utilized with respect to such plans during that period under Code Section 409A. The Company shall permit Parent and its counsel reasonable opportunity to review and comment on any amendments or other documents prepared pursuant to the preceding paragraph prior to their adoption.
     5.9 FIRPTA Compliance. On the Closing Date, the Company shall use commercially reasonably efforts to deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
     5.10 Third Party Consents. Except for the Necessary Consents and such consents set forth on Schedule 5.10 hereto (the “Required Consents”), Parent acknowledges that certain consents and waivers with respect to the Merger may be required from parties to Contracts to which the Company is a party and that such consents and waivers have not been obtained. Except with respect to the Necessary Consents and the Required Consents, Parent agrees that the Company and its affiliates shall not have any liability whatsoever to Parent arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the Merger or because of the termination of any Contract as a result thereof. Prior to the Closing, the Company shall cooperate with Parent, upon the request of Parent, in any reasonable manner in connection with Parent obtaining any such consents and waivers; provided that such cooperation shall not include any requirement of the Company or any of its affiliates to expend money, commence, defend or participate in any litigation or offer or grant any accommodation

(financial or otherwise) to any third Person. The Company shall use its commercially reasonable efforts to obtain the consents set forth on Schedule 5.10 hereto. Notwithstanding anything to the contrary herein, if the lessor or licensor under any Lease conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), Parent shall be solely responsible for making all such payments or providing all such additional security.
     5.11 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the merger with and into the Company pursuant to this Agreement.
     5.13 Repayment of Loans. All loans made to any officer, director, manager or employee of Company or any of its Subsidiaries (other than loans or advances made to employees in connection with business travel or other expenses made in the ordinary course of business) shall be repaid to Company or the applicable Subsidiary prior to the Closing Date.
     5.14 Monthly Financial Statements. The Company shall deliver to Parent as soon as available, monthly and quarterly, as appropriate, consolidated balance sheet and income statements for the Company commencing with the month of April, 2007, and for each calendar month and quarter, as applicable, thereafter prior to the Closing.
ARTICLE VI
CONDITIONS TO THE MERGER
     6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
          (a) Company Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the Company’s stockholders in accordance with applicable Legal Requirements and the Company Charter Documents.
          (b) Governmental Approvals. Any and all filings, clearances, consents, approvals, orders and other authorizations of Governmental Authorities that are necessary to consummate the Merger or any other transactions contemplated by this Agreement under applicable Legal Requirements shall have been made, obtained or received.

          (c) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which (i) is in effect and (ii) has the effect of making the Merger illegal.
          (d) Antitrust Approvals. To the extent applicable, the waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early and all foreign antitrust approvals listed on Schedule 6.1(d) hereto shall have been obtained.
     6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in Article III that is qualified by “materiality” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.
          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.
     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in Article II that is qualified by “materiality,” “material adverse effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date). Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.
          (c) Approvals and Consents. The Company shall have delivered the Necessary Consents and the Required Consents.
          (d) Non-Competition Agreements. The Persons listed on Schedule 6.3(d) of the Parent Disclosure Letter shall have entered into agreements relating to non-competition, non-solicitation and/or non-disclosure with the Surviving Corporation in a form and substance reasonably acceptable to Parent.
          (e) Dissenting Shares. Holders of less than two percent (2%) of all Company Capital Stock issued and outstanding prior to the Effective Time shall have asserted dissenter’s or appraisal rights in accordance with the DGCL.
          (f) Resignations. The Company shall have delivered to Parent resignations of each of the directors and officers of the Company and, to the extent requested by Parent, each of its Subsidiaries.
          (g) No Material Adverse Change. There must not have occurred any Material Adverse Effect between the date hereof and the Closing Date.
          (h) Delivery of Audited Financial Statements. The Company shall have delivered to Parent audited financial statements for the Company and its consolidated Subsidiaries for the fiscal year ending December 31, 2006 (the “Audited Statements”), along with an unqualified audit opinion letter.

          (i) Officer’s Certificate. The Company shall have delivered to Parent a certificate signed on behalf of the Company by an authorized executive officer of the Company certifying, as of the Closing Date, that no impairment to goodwill, or impairment to the intangibles in excess of $1m, was recorded in the Company’s Financial Statements for the Company’s fiscal year ended December 31, 2006. Impairment is based on the book value exceeding Fair Value of the asset as defined by SFAS 142 as at the valuation date of September 30, 2006.
          (j) Pay-Off Letters; Lien Terminations; Officer’s Certificate. Parent shall have received pay-off letters, in form and substance reasonably acceptable to Parent, from the Lenders, (i) certifying as to the amount outstanding pursuant to the terms of the Credit Agreement as of the Closing Date, (ii) providing for the termination of any and all security interests in, and releases (including UCC Termination Statements) of any and all liens on, any asset of the Company or any Subsidiary of the Company and (iii) providing that, following the payment of the amount outstanding, all amounts currently payable pursuant to the terms of the Credit Agreement have been paid. Parent shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company certifying as to the amounts of the Employee Retention and Participation Plan Payout and Transaction Costs.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     7.1 Survival of Representations and Warranties. Except in the case of fraud, none of the representations or warranties in this Agreement will survive the Closing.
     7.2 Exclusive Remedy. Except in the case of fraud, Parent’s and Merger Sub’s rights under this Agreement for any breach of a covenant made by or on behalf of the Company in this Agreement shall be limited to any right that Parent or Merger Sub may have to injunctive or equitable relief for such breach.
     7.3 No Other Representations and Warranties.
          (a) Each of the Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its businesses and operations, and Parent and Merger Sub have been furnished with or given full access to such information about the Company and its businesses and operations as they requested. In connection with Parent’s and Merger Sub’s investigation of the Company and its businesses and operations, Parent, Merger Sub and their respective representatives have received from the Company or its representatives certain projections and other forecasts for the Company and certain estimates, plans and budget information. Parent and Merger Sub acknowledge and agree that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (ii) Parent and Merger Sub are familiar with such uncertainties; and (iii) Parent and Merger Sub are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives.
          (b) PARENT AND MERGER SUB EACH ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING IN THE LETTER OF TRANSMITTAL, ARTICLE II HEREOF AND THE COMPANY DISCLOSURE LETTER, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY THE COMPANY OR ANY OTHER PERSON, INCLUDING (I) WITH RESPECT TO THE COMPANY, ITS ASSETS AND LIABILITIES, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR (II) AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY FURNISHED OR MADE AVAILABLE TO PARENT, MERGER SUB AND THEIR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the party or parties permitted to terminate as provided below, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:
          (a) by Parent, if the Stockholder Approval is not obtained by the Company within five (5) days following the time of execution of this Agreement;
          (b) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;
          (c) by either the Company or Parent if the Merger shall not have been consummated before the 60th day following the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (d) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;
          (e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(e) prior to thirty (30) days following the receipt of written notice from the Company to Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by Parent is cured so that such conditions would then be satisfied); or
          (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(f) prior to the End Date thirty (30) days following the receipt of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if it shall have materially breached this Agreement or if such breach by the Company is cured so that such conditions would then be satisfied).
     8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 5.3(a), Section 5.4, this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
     8.3 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors shall be paid by the party incurring such expenses whether or not the Merger is consummated. Any such expenses of the Company Stockholders paid, incurred or otherwise accrued by the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of Jefferies Broadview and Wilson Sonsini Goodrich & Rosati, P.C. are referred to herein as the “Transaction Costs”. For the avoidance of doubt, (i) fees and expenses payable to the Company’s General Counsel in connection with his ongoing engagement with the Company as an independent contractor shall not be Transaction Costs for the purposes of this Agreement and (ii) fees and expenses payable to the Company’s independent registered public accounting firm shall not be Transaction Costs to the extent not directly associated or incurred in connection with the transactions contemplated herein, it being understood that fees and expenses of the Company’s independent registered public accounting firm incurred in connection with the Company’s 2006 audit shall not be considered associated or incurred in connection with the transactions contemplated herein and shall not be Transaction Costs.
     8.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement by the stockholders of the Company, provided that after approval and adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company and making specific reference to this Agreement.
     8.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)	if to Parent or Merger Sub, to:

Agilysys NV, LLC 2255 Glades Road, Suite 301E Boca Raton, Florida 33431 Attn: Chief Executive Officer Telephone No.: 561-999-8780 Telecopy No.: 561-999-8765

with a copy to:

Calfee, Halter & Griswold LLP 800 Superior Avenue, Suite 1400 Cleveland, Ohio 44114-2688 Attention: Robert Ross Telephone No.: (216) 622-8454 Telecopy No.: (216) 241-0816

(b)	if to the Company, to:

IG Management Company, Inc. 1351 Holiday Hill Road Santa Barbara, CA 93117 Attention: General Counsel Telephone No.: (800) 242-5434 Telecopy No.: (775) 227-3035

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Jeffrey D. Saper
     & Bradley L. Finkelstein
Telephone No.: (650) 493-9300
Telecopy No.: (650) 493-6811
     9.2 Interpretation; Knowledge.
          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole. An exception or disclosure made in Company Disclosure Letter with regard to a representation of the Company, or in the Parent Disclosure Letter with regard to a representation of Parent or Merger Sub, shall be deemed made with respect to any other representation by such party to which such exception or disclosure is reasonably apparent.
          (b) For purposes of this Agreement, the term “Knowledge” means with respect to the Company, with respect to any matter in question, the actual knowledge of Mark Tapling, Chief Executive Officer of the Company; Trevor Roots, Chief Financial Officer of the Company; Terence Cunningham, Vice Chairman of the Company; Brent Christensen, Vice President Sales and Marketing; and Perry Smith, Vice President Engineering, in each case after reasonable inquiry of the Company’s and InfoGenesis’ management. For the avoidance of doubt, “reasonable inquiry” for the purposes of this Agreement and the definition of “Knowledge” herein shall not include any inquiry directed to the Company’s customers or suppliers with respect to the transactions contemplated by this Agreement.
          (c) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change or effect that has occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is materially adverse to the business operations of such entity taken as a whole with its Subsidiaries; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change or effect resulting from compliance with the terms and conditions of this Agreement; (ii) any change or effect that results from changes affecting any of the industries in which such entity operates generally or the United States or worldwide economy generally (which changes in each case do not disproportionately affect such entity in any material respect); (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (iv) failure to meet internal forecasts or financial projections; (v) in the case of the Company only, any change or effect resulting from the announcement or pendency of the Merger, including loss of any employees, customers, suppliers, partners or distributors; (vi) any action or failure to act by the Company that is required or permitted by this Agreement; or (vii) in the case of the Company only, any litigation arising from allegations of a breach of fiduciary duty or misrepresentation in any disclosure relating to this Agreement or the transactions contemplated hereby.
          (d) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
          (e) For purposes of this Agreement, the term “Company Stockholder” shall mean a holder of Company Capital Stock as of immediately prior to the Effective Time.
     9.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     9.4 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. Nothing in this agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this agreement other than (a) as specifically provided in Sections 5.4, 5.6 and 5.7; (b) the rights of holders of shares of the Company’s capital stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach; and (c) after the Effective Time, the rights of holders of shares of the Company’s capital stock to receive the merger consideration specified in Section 1.6; provided, however, that the rights granted pursuant to clause (b) shall only be enforceable prior to the Effective Time on behalf of such stockholders by the Company in its sole and absolute discretion, it being understood and agreed that any and all interests in such claims shall attach to such shares of the Company’s capital stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to the holders of shares of the Company’s capital stock of record as of any date determined by the Company or (B) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.
     9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
     9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     9.8 Consent to Jurisdiction.
          (a) EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF AND ONLY IF SUCH JURISDICTION IS UNAVAILABLE, TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE AND THE RESPECTIVE APPEALS COURTS THEREFROM. FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF AND ONLY IF A PROCEEDING IS UNAVAILABLE IN THE COURT OF CHANCERY, IN ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE. EACH OF PARENT, THE COMPANY AND MERGER SUB AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR, PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
          (b) EACH OF PARENT, THE COMPANY AND MERGER SUB IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY IN ACCORDANCE WITH THE NOTICE PROVISIONS OF THIS AGREEMENT. NOTHING IN THIS SECTION 9.8 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign any of its rights (but not its obligations) under this Agreement to any Affiliate of Parent, to any lender of Parent or any affiliate of Parent and to any successor to substantially all of the business of Parent. Any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     9.11 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
*****

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

AGILYSIS NV, LLC

By:	/s/ Tina Stehle

Name:
Title:

AGILYSYS DE, INC.

By:	/s/ Tina Stehle

Name:
Title:

IG MANAGEMENT COMPANY, INC.

By:	/s/ Mark Tapling

Name:
Title:

****AGREEMENT AND PLAN OF MERGER****